SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [X]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [ ]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                           MGIC INVESTMENT CORPORATION
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

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        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                           MGIC Investment Corporation

                    Notice of Annual Meeting of Shareholders
                                  to be held on
                                   May 7, 1998


   To the Shareholders of
     MGIC Investment Corporation:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MGIC Investment Corporation (the "Corporation"), a Wisconsin corporation, will be held in Vogel Hall at the Marcus Center for the Performing Arts, 123 East State Street, Milwaukee, Wisconsin, on May 7, 1998 at 9:00 a.m., for the following purposes:

        (1) To elect a class of five directors of the Corporation to serve for a term of three years expiring at the 2001 Annual Meeting;

        (2) To consider and vote upon a proposal to amend the Corporation's Articles of Incorporation to increase the authorized Common Stock of the Corporation from 150,000,000 to 300,000,000 shares.

        (3) To consider and vote upon a proposal to amend the Corporation's Articles of Incorporation to authorize 3,000,000 shares of Preferred Stock issuable in one or more series with the terms of each series determined by the Board of Directors;

        (4) To consider and vote upon a proposal to ratify the appointment of Price Waterhouse LLP as independent accountants for 1998; and

        (5) To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 11, 1998, as the record date to determine the shareholders entitled to notice of and to vote at this meeting.

   By Order of the Board of Directors


   Jeffrey H. Lane, Secretary
   Milwaukee, Wisconsin
   March __,1998

                                YOUR VOTE IS IMPORTANT
           PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

                           MGIC Investment Corporation

                                   MGIC Plaza
                               Post Office Box 488
                           Milwaukee, Wisconsin 53201

                                 PROXY STATEMENT

        This Proxy Statement and the accompanying proxy are first being mailed on or about March __, 1998 in connection with the solicitation of proxies on behalf of the Board of Directors of MGIC Investment Corporation (the "Corporation"), a Wisconsin corporation, for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, May 7, 1998, in Vogel Hall at the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

        The record date is March 11, 1998 for determining shareholders entitled to vote at the meeting. As of that date, __________ shares of Common Stock were outstanding and entitled to be voted. For each matter which may come before the meeting, shareholders will be entitled to one vote for each share of Common Stock registered in the shareholder's name on the record date.

        The enclosed proxy is solicited by the Board of Directors of the Corporation. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the meeting in accordance with those instructions. If no choices are specified, a proper executed proxy will be voted as follows:

        FOR--Election to the Board of the five individuals nominated by the Board of Directors;

        FOR--Approval of the proposed amendment to the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock;

        FOR--Approval of the proposed amendment to the Corporation's Articles of Incorporation to authorize 3,000,000 shares of Preferred Stock; and

        FOR--Ratification of the appointment of Price Waterhouse LLP as independent accountants for the fiscal year ending December 31, 1998.

        Proxies are revocable by written notice to the Secretary of the Corporation at any time prior to their exercise and may also be revoked by signing and delivering a proxy with a later date. Shareholders present at the meeting may withdraw their proxies and vote in person.

        Votes cast by proxy or in person at the meeting will be counted by representatives of Firstar Trust Company, the transfer agent and registrar of the Common Stock, which has been appointed by the Corporation to act as inspector of election for the meeting. The inspector of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

        A "broker non-vote" occurs when a broker (or other nominee) does not have authority to vote on a particular matter without instructions and has not received such instructions. The inspector of election will treat broker non-vote shares as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, broker non-vote shares will be disregarded in the calculation of a plurality or of "votes cast."

        The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. However, the Annual Report to Shareholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement.

                                 STOCK OWNERSHIP

        The following table sets forth, as of January 31, 1998, unless otherwise noted, certain stock ownership information regarding all shareholders known by the Corporation to be the beneficial owners of more than 5% of the Corporation's Common Stock, each executive officer named in the Summary Compensation Table herein and all directors and executive officers as a group. Unless otherwise noted, the owners have sole voting and investment power with respect to such shares.

                                                  Shares         Percent
                                               Beneficially         of
                      Name                         Owned          Class

    The Northwestern Mutual Life
    Insurance Company ("NML")
     720 East Wisconsin Avenue
     Milwaukee, Wisconsin 53202 (1)               20,938,400      18.4%

    William H. Lacy (2)                              419,010        *

    Curt S. Culver (2)                               149,810        *

    J. Michael Lauer (2)                             296,576        *

    Lawrence J. Pierzchalski (2)                     128,295        *

    Gordon H. Steinbach (2)                          325,284        *

    All directors and executive officers as a      1,550,330       1.4%
    group (20 persons) (2)(3)
   ___________
    *  Less than 1%


   (1) NML has sole voting and investment power as to 20,898,200 shares and shared voting and investment power as to 40,200 shares.

   (2) Includes shares which the named executive officers or all directors and executive officers as a group (the "Group") had the vested right to acquire on January 31, 1998, or which become vested within sixty days thereafter, under stock options granted to executive officers as follows: Mr. Lacy-289,560; Mr. Culver-139,360; Mr. Lauer-279,880;
        Mr. Pierzchalski-123,970; Mr. Steinbach-206,400; and the Group-1,200,870. Includes shares held in the Corporation's Profit Sharing and Savings Plan and Trust as follows: Mr. Lauer-12,776; Mr. Pierzchalski-4,325; Mr. Steinbach-15,884; and the Group-33,232. Includes shares for which voting and investment power is shared as follows: Mr. Lauer-2,400; Mr. Steinbach--___; and the Group--___. Excludes shares, beneficial ownership of which is disclaimed, which are held as custodian for children or owned by spouses or trusts as follows: Mr. Lauer-5,800; Mr. Steinbach--___; and the Group--___.

   (3) Includes an aggregate of 24,224 shares held under the Corporation's 1993 Restricted Stock Plan for Non-Employee Directors and under the Deposit Share Program under the Corporation's 1991 Stock Incentive Plan, as to which shares the beneficial owners have sole voting power
        but no investment power.   Excludes 20,938,400 shares held by NML.
        James D. Ericson and Edward J. Zore, who are executive officers of NML and directors of the Corporation, have each disclaimed beneficial ownership of such shares.

                              ELECTION OF DIRECTORS
                                    (Item 1)

   Nominees for Election

        The Board of Directors is divided into three classes, with the directors of each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a three-year term.

        Each of the following incumbent directors whose term expires this year has been nominated and recommended by the Board of Directors for election to serve as a director for a three-year term of office ending at the time of the 2001 Annual Meeting and thereafter until a successor is duly elected and qualified.

             James A. Abbott          James D. Ericson         Daniel Gross
                  Sheldon B. Lubar         Edward J. Zore

        Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the time of the Annual Meeting any of the nominees named above is not available to serve as a director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, reduces the number of directors.

   SHAREHOLDER VOTE REQUIRED

        Each nominee receiving a plurality of the votes cast at the meeting will be elected as a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed, but which do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the "votes cast."

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE, AND UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.

        Set forth on the following pages for each nominee and for each director whose term expires in a subsequent year is certain information, including age, principal occupation, business experience for at least the past five years, the year first elected a director of the Corporation, and the Committees of the Board of Directors on which each director serves.

                                                               Shares
                                                               Benefi-
             Name, Principal Occupation            Director    cially
             and Other Information                  Since     Owned(1)

    NOMINATED FOR ELECTION FOR A TERM ENDING 2001

         James A. Abbott, age 58, served as
         President and Chief Executive Officer
         of First Union Mortgage Corporation, a
         mortgage banking company, from January
         1980 until his retirement in December
         1994.  Mr. Abbott is Chairman of the
         Audit Committee of the Board of
         Directors.  He is a graduate of the
         University of North Carolina.              1989      6,628(2)

         James D. Ericson, age 62, has been
         President and Chief Executive Officer
         of The Northwestern Mutual Life
         Insurance Company since October 1993,
         and before that Mr. Ericson served The
         Northwestern Mutual Life Insurance
         Company as President and Chief
         Operating Officer from 1990 to 1993 and
         as Executive Vice President-Investments
         from 1987 to 1990.  He is a Trustee of
         The Northwestern Mutual Life Insurance
         Company, Chairman of the Board and
         Chief Executive Officer of Northwestern
         Investment Management Company, and a
         Director of Northwestern Mutual Series
         Fund, Inc., Consolidated Papers, Inc.,
         Green Bay Packaging Corp. and Kohl's
         Corporation.  Mr. Ericson holds a B.A.
         degree and an L.L.B. degree from State     1985       -0-(3)
         University of Iowa.

         Daniel Gross, age 55, has been
         President, Chief Executive Officer and
         a Director of Enhance Financial
         Services Group Inc., a provider of
         financial guaranty insurance,
         reinsurance and other analytical
         products and services since 1995.  He
         also has been President and Chief
         Executive Officer of Enhance
         Reinsurance Company and Asset Guaranty
         Insurance Company since 1995.  Mr.
         Gross, who was a founder of Enhance
         Financial Services Group Inc. in 1986,
         served as Chief Operating Officer of
         that company from 1986 to 1994.  He is
         a member of the Management Development
         Committee of the Board of Directors.
         Mr. Gross holds a B.S. degree from the
         Sloan School of Management of
         Massachusetts Institute of Technology.     1997      2,000(2)

         Sheldon B. Lubar, age 68, has been
         Chairman and Chief Executive Officer of
         Christiana Companies, Inc., an operating
         and investment company with interests in
         logistics, public storage warehousing
         and manufacturing, since 1987, and also
         has been Chairman of Lubar & Co.,
         Incorporated, a private investment firm,
         since 1977.  Mr. Lubar is a Director of
         Ameritech Corporation, EVI, Inc.,
         Firstar Corporation, Jefferies & Co. and
         Massachusetts Mutual Life Insurance Co.
         He is Chairman of the Management
         Development Committee of the Board of
         Directors and a member of the Executive
         Committee.  Mr. Lubar holds a B.B.A.
         degree and an L.L.B. degree from the
         University of Wisconsin-Madison.            1991    26,648(2)(4)

         Edward J. Zore, age 52, has been Executive
         Vice President of The Northwestern Mutual
         Life Insurance Company since February 1995
         and is currently Executive Vice President
         (Life and DI Insurance).  He served the
         Northwestern Mutual Life Insurance Company
         as Chief Financial Officer and Chief
         Investment Officer from February 1995 to
         February 1998 and before that as Senior
         Vice President and Chief Investment
         Officer from 1990 until 1995.  Mr. Zore is
         a Director of Northwestern Investment
         Management Company, Northwestern Mutual
         Investment Services, Inc., Northwestern
         Mutual Life International, Inc., and Baird
         Financial Corporation, all of which are
         subsidiaries of The Northwestern Mutual
         Life Insurance Company.  He is a member of
         the Executive and Securities Investment
         Committees of the Board of Directors.  Mr.
         Zore holds a B.A. degree and an M.S.
         degree from the University of Wisconsin-
         Milwaukee.                                    1990      -0-(3)


   DIRECTORS CONTINUING IN OFFICE
   Term Ending 2000

         Karl E. Case, age 51, is Professor of
         Economics at Wellesley College where he
         has taught since 1976.  Dr. Case has
         been Visiting Scholar at the Federal
         Reserve Bank of Boston since 1985 and a
         lecturer on economics and tax policy in
         the International Tax Program at the
         Harvard Law School since 1980.  He also
         is a Director of the New England
         Economic Project, Inc. and Century Bank
         & Trust.  Dr. Case is Chairman of the
         Risk Management Committee of the Board
         of Directors.  He is a graduate of Miami
         University, Oxford, Ohio, and holds M.A.
         and Ph.D. degrees from Harvard
         University.                                  1991      2,648(2)

         William A. McIntosh, age 58, is a
         financial services consultant.  Mr.
         McIntosh was an executive committee
         member and a managing director at
         Salomon Brothers, an investment banking
         firm, when he retired in 1995 after 35
         years of service.  He is Chairman of the
         Securities Investment Committee of the
         Board of Directors.  Mr. McIntosh is a
         graduate of Xavier University, Ohio.         1996      4,234(2)

         Leslie M. Muma, age 53, has been
         President and Chief Operating Officer of
         Fiserv, Inc., a financial industry
         automation products and services firm,
         since 1984.  He is a member of the
         Executive and Management Development
         Committees of the Board of Directors.
         Mr. Muma holds degrees in Theoretical
         Mathematics and Business from the
         University of South Florida.                1995     10,588(2)

         Peter J. Wallison, age 56, has been a
         partner in the law firm of Gibson, Dunn
         & Crutcher since April 1987, and before
         that was Counsel to the President of the
         United States from March 1986 to March
         1987.  Mr. Wallison is a member of the
         Audit Committee of the Board of
         Directors.  He holds a B.A. degree from
         Harvard College and an L.L.B. degree
         from the Harvard Law School.                1990      2,578(2)


    DIRECTORS CONTINUING IN OFFICE
    Term Ending 1999

         Mary K. Bush, age 49, has been President
         of Bush & Company, an international
         financial advisory firm, since 1991. Ms.
         Bush was Managing Director and Chief
         Operating Officer of the Federal Housing
         Finance Board, a U.S. government agency,
         from 1989 to 1991, Vice President-
         International Finance of the Federal
         National Mortgage Association, a
         secondary mortgage institution, from
         1988 to 1989, and served the President
         of the United States as a member of the
         Board of the International Monetary Fund
         from 1984 to 1988.  She is a member of
         the Advisory Board of Washington Mutual
         Investors Fund.  Ms. Bush is a member of
         the Audit Committee of the Board of
         Directors.  Ms. Bush is a graduate of
         Fisk University and holds an MBA degree
         from the University of Chicago.             1991      2,000(2)

         David S. Engelman, age 60, is a private
         investor.  Mr. Engelman was Chairman,
         President and Chief Executive Officer of
         UnionFed Financial Corporation from 1991
         until March 1997, and he held the same
         positions at its subsidiary, Union
         Federal Bank, until the Office of Thrift
         Supervision appointed a receiver for the
         bank in August, 1996.  Mr. Engelman is a
         Director of Long Beach Financial
         Corporation.  He is a member of the Risk
         Management Committee of the Board of
         Directors.  Mr. Engelman is a graduate
         of the University of Arizona.               1993      6,808(2)

         Kenneth M. Jastrow, II, age 50, has been
         Chief Financial Officer and Group Vice
         President of Temple-Inland Inc., a
         holding company with interests in paper,
         forest products and financial services,
         since 1992.  He also has been President
         of Guaranty Federal Bank, F.S.B., a
         subsidiary of Temple-Inland Inc., since
         1994, and Chairman and Chief Executive
         Officer of Temple-Inland Mortgage
         Corporation, a subsidiary of Guaranty
         Federal Bank, F.S.B., since 1991. He is
         a member of the Risk Management
         Committee of the Board of Directors.
         Mr. Jastrow is a graduate of the
         University of Texas.                        1994      2,550(2)

         William H. Lacy, age 53, has been
         President and Chief Executive Officer of
         the Corporation since 1987.  Mr. Lacy is
         a Director of Firstar Bank Milwaukee.
         He is Chairman of the Executive
         Committee of the Board of Directors and
         a member of the Securities Investment
         Committee.  Mr. Lacy attended the United
         States Air Force Academy and is a
         graduate of the University of Wisconsin-
         Milwaukee.                                  1984     419,010(5)

   ____________

   (1) Ownership information is for shares of Common Stock as reported by directors as of January 31, 1998. Unless otherwise noted, all directors have sole voting and investment power with respect to such shares. The shares beneficially owned by each director represent less than 1% of the total number of shares outstanding.

   (2) Includes 2,000 shares held under the Corporation's 1993 Restricted Stock Plan for Non-Employee Directors and shares held under the Deposit Share Program for Non-Employee Directors under the Corporation's 1991 Stock Incentive Plan as follows: Mr. Abbott 628; Dr. Case 648; Mr. Engelman 608; Mr. Jastrow 550; Mr. Lubar 648; Mr. McIntosh 234; Mr. Muma 588; and Mr. Wallison 578.

   (3) Messrs. Ericson and Zore, as executive officers of NML, may be deemed to have a beneficial interest in the 20,938,400 shares of Common Stock of the Corporation beneficially owned by NML; each has disclaimed such beneficial ownership. See "Stock Ownership" above.

   (4) Excludes 4,000 shares owned by a trust of which Mr. Lubar's wife is a co-trustee; 12,000 shares owned by Mr. Lubar's wife; and an aggregate of 48,000 shares owned by Mr. Lubar's four adult children, as to all of which shares Mr. Lubar disclaims beneficial ownership.

   (5) Includes 289,560 shares which Mr. Lacy had the vested right to acquire as of January 31, 1998, or which become vested within sixty days thereafter pursuant to options granted under the Corporation's 1989 Stock Option Plan and the Corporation's 1991 Stock Incentive Plan.

   The Board of Directors and its Committees

        The Board of Directors met five times during 1997, and each director attended at least 75% of the meetings of the Board and committees of the Board on which he or she served that were held during the period in which he or she was a director, except Dr. Case who has attended ___% of meetings since being elected a director in 1991 and who was on sabbatical outside the United States during 1997.

        The Board of Directors has established a number of committees to deal with certain areas of responsibility, including the Audit Committee and the Management Development Committee.

        The members of the Audit Committee are Mr. Abbot, Mr. Wallison and Ms. Bush. The Audit Committee held five meetings during 1997. The principal functions of the Audit Committee are to review various matters pertaining to: the Corporation's financial statements and regulatory examinations; the Corporation's retention of and relationship with its independent accountants; the effectiveness of the Corporation's internal accounting controls and internal audit function; the adequacy and appropriateness of the Corporation's accounting and financial policies and practices; and the adequacy of statements of policy regarding conflicts of interest and business conduct, and the means used to monitor compliance and grant exceptions.

        The members of the Management Development Committee are Messrs. Lubar, Gross, and Muma. The Management Development Committee held six meetings during 1997. The principal functions of the Management Development Committee are to: review and approve compensation for the senior management of the Corporation, including salary changes and bonus awards; administer the Corporation's 1989 Stock Option Plan and 1991 Stock Incentive Plan; monitor and evaluate appointments of, and succession planning for, the senior management of the Corporation; and make recommendations concerning the composition of the Board of Directors and its committee structure.

        The Management Development Committee will consider nominees to the Board of Directors who are recommended by shareholders, provided that any such recommendation is submitted in writing by December 1 of the year preceding the year in which the applicable Annual Meeting of Shareholders occurs, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and the consent of the proposed nominee to serve. The recommendation should be addressed to the Management Development Committee, in care of the Secretary of the Corporation.

   Compensation of Directors

        No additional compensation is paid to any director who is an employee of the Corporation or of any of its subsidiaries. Directors who are not employees of the Corporation or of NML receive an annual fee for their services of $20,000, plus $2,000 for each Board of Directors meeting attended, and $1,000 for each committee meeting attended other than in connection with a Board of Directors meeting. A director who also serves as chairperson of a committee of the Board receives an additional $2,000 annual fee. Fees that would have been paid by the Corporation to executive officers of NML for their services as directors are paid to NML. The Corporation reimburses directors for travel, lodging and related expenses incurred in connection with attending Board of Directors and committee meetings.

        Under the Corporation's Deferred Compensation Plan for Non-Employee Directors, each director who is not an employee of the Corporation or of an affiliate of the Corporation may elect to defer all or any part of his or her annual retainer and meeting fees for payment on the earlier of his or her death, disability or termination of service as a director or to a future date specified by the participating non-employee director. A participating non-employee director may elect to have his or her deferred compensation account either credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year or translated on a quarterly basis into share units. Each share unit is equal in value to a share of the Corporation's Common Stock and is ultimately distributed in cash only. If a director defers fees in share units, dividend equivalents in the form of additional share units are credited to the director's account as of the date of payment of cash dividends on the Corporation's Common Stock. Messrs. Case, Jastrow, Lubar, and Muma have elected to participate in this plan. Mr. Lacy, because of his employment by the Corporation, and Messrs. Ericson and Zore, because of their employment by NML, are not eligible to participate in this plan.

       The Coporation's 1991 Stock Incentive Plan includes a deposit share program ("Deposit Share Program") open to each director who is not an employee of the Corporation or an affiliate and is not a representative of a holder of the Corporation's securities. Directors eligible to participate in the Deposit Share Program may elect to purchase at fair market value shares of the Corporation's Common Stock with a fair market value equal to up to 50% of the compensation of such director for service as a director of the Corporation, including as a member of a committee of the Board of Directors, during the preceding calendar year. Shares of Common Stock so purchased are deposited with the Corporation, and the Corporation matches each share deposited with one restricted share of Common Stock ("Restricted Stock"). One-half of the shares of Restricted Stock will vest on the third anniversary date of the award and the remaining one-half of the shares of Restricted Stock will vest on the sixth anniversary of the award date.

        Awards of Restricted Stock that have not vested will be forfeited upon the director ceasing to be a director of the Corporation for any reason, other than by reason of death or a "Permissible Event," unless otherwise provided by the Management and Development Committee. In the event of the death of a director, all shares of Restricted Stock will vest. A Permissible Event is termination of service as a director of the Corporation by reason of (a) the director being ineligible for continued service as a director of the Corporation under the Corporation's retirement policy, which currently provides that no director may stand for election or reelection after attaining age 70, or (b) the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board of Directors, or due to the fact that continued service as a director would be a violation of law. If a director ceases to be a director by reason of a Permissible Event, the Restricted Stock will vest, at the date the director ceases to be a director, in a percentage equal to the number of days elapsed from award of the Restricted Stock to the date the director ceases to be a director, divided by the number of days in the applicable three or six year vesting period. All other shares of Restricted Stock are forfeited unless otherwise determined by the Management Development Committee. The Management Development Committee, in its discretion, may also provide that some or all of the shares of Restricted Stock will immediately become vested upon a change in control of the Corporation, as defined by the committee. Mr. Lacy, because of his employment by the Corporation, and Messrs. Ericson and Zore, because of their employment by NML, are not eligible to participate in the Deposit Share Program.

        Under the Corporation's 1993 Restricted Stock Plan for Non-Employee Directors, applicable to directors initially elected prior to 1997, each non-employee director was awarded 2,000 shares of the Corporation's Common Stock, upon joining the Board of Directors, which shares are restricted until the director ceases to be a director of the Corporation by reason of death, disability or retirement. During the restricted period, the director has the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares, including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (a) none of the restricted shares of Common Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period; and (b) all of the restricted shares of Common Stock will be forfeited and all rights of the director to such shares will terminate when the director ceases being a director of the Corporation other than by reason of death, disability or retirement.

        For purposes of the 1993 Restricted Stock Plan for Non-Employee Directors, "retirement" of a director means termination of service as a director of the Corporation, if (a) the director at the time of termination was ineligible for continued service as a director under the Corporation's retirement policy for directors, or (b) the director had served as a director of the Corporation for at least three years from the date restricted shares of Common Stock were awarded to such director, and such termination is (i) due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Corporation's Board of Directors, (ii) due to the fact that continued service as a director would be a violation of law, or (iii) not due to the voluntary resignation or refusal to stand for reelection by the director.

        When a director ceases to be a director by reason of death, disability or retirement, all restrictions applicable to the shares of Common Stock lapse. Mr. Lacy, because of his employment by the Corporation, and Messrs. Ericson and Zore, because of their employment by NML, were not eligible to participate in this plan.

        The 1993 Restricted Stock Plan for Non-Employee Directors was terminated by the Board of Directors in 1997 and no new awards of Common Stock will be made under such plan. Termination of the plan does not affect any prior awards of restricted shares under such plan.

   Report of the Management Development Committee of the Board of Directors on Executive Compensation

         This report is submitted by the Management Development Committee of the Board of Directors ("Committee"), comprised of three non-employee directors. The Committee administers the Corporation's executive compensation program for the five most highly compensated executive officers named in the tables below and other senior executives of the Corporation. In addition, the Committee administers the Corporation's 1989 Stock Option Plan and its 1991 Stock Incentive Plan, monitors and evaluates the appointment of senior executives, and reviews the management succession plans for the Corporation.

     Compensation Philosophy

       The Corporation's compensation program is designed to motivate and reward executives for attaining the financial and strategic objectives essential to the Corporation's long-term success and growth in shareholder value. The program is intended to provide a competitive level of total compensation and to offer incentive and equity ownership opportunities directly linked to the Corporation's performance and shareholder return. Key principles underlying the design of the program include emphasis on cash compensation tied to performance and stock-based incentive opportunities tied to shareholder value over fixed pay, and a belief in pay based on performance rather than entitlements tied to one's position.

      The objectives of the Committee in structuring and administering the Corporation's executive compensation program are to:

      - maintain a strong and direct link between the Corporation's financial goals and the executive compensation program;

      - motivate executives to achieve key financial goals through emphasis on performance-based compensation;

      - align the interest of executives with those of the Corporation's shareholders by providing a substantial portion of compensation in the form of the Corporation's stock; and

      - provide competitive total compensation opportunities to attract and retain high-caliber executives critical to the long-term success of the Corporation.

     Competitive Benchmarks

       In its annual review of executive compensation, the Committee is guided by data derived from compensation surveys prepared by independent consultants. The surveys provide the Committee with competitive data on overall compensation levels, changes in pay levels, and the mix of compensation elements for senior executives in a variety of companies. The Committee believes that the Corporation's competitors for executive talent are not limited to the seven companies which, in addition to the Corporation, comprise the Standard & Poor's 500 Financial (Diversified) Index, which is the peer group used for the performance graph comparison of shareholder return. Therefore, the companies used for comparison purposes in analyzing the Corporation's executive compensation program represent a significantly broader group of firms than the companies included in the index.

       In January, 1997, the Committee received a report from an independent compensation and benefits consulting firm on executive compensation for a number of publicly-traded financial guaranty and insurance companies and for certain publicly-traded companies based in Milwaukee. The Committee used this information in its consideration of salary range movement, incentive bonus opportunities and stock option awards for senior executives in 1997.

     Executive Compensation Program

       The Corporation's executive compensation program consists of an annual cash component, which includes base salary and a variable performance incentive bonus, and a long-term incentive component, consisting of periodic stock option awards.

     Base Salary

      The Committee reviews base salary ranges and salary levels of the Corporation's senior executives each year, taking into consideration individual performance, level of responsibility, scope and complexity of the position, internal equity, comparative compensation data, and, for executives other than Mr. Lacy, the recommendations of Mr. Lacy. The Committee's review of Mr. Lacy's compensation is discussed below under "Compensation of the Chief Executive Officer."

      In recent years, the Committee has adjusted the salary ranges for the senior executives of the Corporation to establish as the midpoint for each position the median compensation level for the comparable position within a comparative group of companies selected objectively by the consultant on the basis of similar market capitalization. For 1997, the Committee decided to maintain the salary range midpoint at the 50th percentile of competitive levels, consistent with the Committee's belief that a substantial portion of the senior executives' annual pay should remain "at risk" and linked to the achievement of corporate objectives and increases in shareholder value. Therefore, in January, 1997, the Committee increased the salary range midpoints of the senior executives by 2.7%, representing the average salary range movement reflected in the compensation report, and increased the salaries of the senior executives who were below their adjusted salary midpoints to approximate the new midpoint for their respective positions. The salaries shown in the Summary Compensation Table for 1997 for the named officers reflect payment for the first three months of the year at the salary rates in effect prior to the adjustments, which became effective in April, 1997.

     Annual Performance Incentive Bonus

       The purpose of the annual variable performance incentive program is to provide a direct financial incentive in the form of a cash bonus to senior executives who achieve key objectives during the year. Under the program, the amount of the Corporation's net income must exceed a threshold before any cash bonuses can be paid and must equal or exceed a net income target in order for senior executives to be eligible for maximum bonus awards. The amounts of the net income threshold and net income target are subjectively determined by the Committee at the beginning of each year based on the Committee's assessment of the business environment and the Corporation's financial plan for that year. In recent years, the net income target has been an amount equal to the net income projected to be earned in the Corporation's financial plan for the year and the net income threshold has been 80% to 90% of that amount. The net income target for 1997 was set by the Committee in January, 1997, at an amount equal to the net income projected in the Corporation's 1997 financial plan and the net income threshold was set at 85% of that amount.

       The Committee has established four tiers applicable to senior executives' bonus opportunities, with maximums ranging from 40% to 100% of base salary in effect at the time of bonus award. In January, 1997, the maximum percentage for certain tiers was increased and on Mr. Lacy's recommendation, the Committee approved placement of the senior executives in the bonus tiers. Mr. Lacy's recommendation to the Committee regarding placement of the senior executives in the bonus tiers was based upon his subjective judgment as to the ability of each senior executive to influence the Corporation's competitiveness and profitability under the existing business climate.

       The bonus amounts paid to the senior executives were decided in January, 1998, when Mr. Lacy submitted to the Committee for approval his recommendations as to the bonus awards. Mr. Lacy based his recommendations upon a subjective evaluation of the executive's contribution to the Corporation's competitiveness in the marketplace, quality of execution of functional duties and responsibilities, effective management of expenses, success in improving productivity, and achievement of annual goals jointly established by Mr. Lacy and each executive. No specific weight was assigned to any of these factors, nor was any specific weight assigned to any combination of such factors with the Corporation's performance. The Committee approved the recommended bonus amounts without change.

     Stock Option Program

       The long-term incentive component of the Corporation's executive compensation program provides for the award of stock options, designed to encourage significant ownership interest by the senior executives in the Corporation with the intent of aligning their interest with those of the other shareholders. Under the Corporation's stock incentive plan, stock options are granted at the market value on the date of grant. As a result, senior executives will realize a gain from the options only to the extent that shareholders are similarly benefited by future increases in the price of the Corporation's stock.

       On January 22, 1997, the Committee granted stock options to the senior executives. The last grant of stock options by the Committee to senior executives occurred in 1994, other than an option granted to a newly hired senior executive, and no stock options were granted in 1995 or 1996 to senior executives who participated in the 1994 stock option grant. Information regarding the stock options granted during 1997 to Mr. Lacy and the four other highest paid executive officers at December 31, 1997 is set forth in the table under "Executive Compensation -- Option Grants During the Last Fiscal Year."

       The stock options granted in 1997 have a term of ten years and vest (subject to acceleration under certain circumstances) on January 22 of each of the five years following January 22, 1997, in which the Corporation's earnings per share are at least 10% more than its earnings per share for the immediately preceding fiscal year. The rate at which the stock options vest is equal to the percent which the Corporation's earnings per share for that year was of $16.80, a five-year aggregate earnings target approved by the Committee in connection with the grant of the stock options. Any options which remain unvested on January 22, 2002, will become vested on January 22, 2006. The options are exercisable at $36.4375 per share, the closing price of the stock on the New York Stock Exchange on the date of grant. (The earnings target and exercise price were adjusted for the two-for-one stock split in the form of a stock dividend which was paid June 2, 1997.) Any value ultimately realized by the senior executives from a stock option award depends completely upon increases in the price of the Corporation's Common Stock.

       The number of stock options granted to the senior executives reflected the intention of the Committee not to grant any additional stock options to such senior executives prior to 2000. In determining the size of stock option grants to the senior executives, the Committee subjectively considered the compensation consultant's report, the performance-based vesting requirements of the stock options and the triennial plan for stock option grants.

     Compensation of the Chief Executive Officer

       The compensation of Mr. Lacy, President and Chief Executive Officer of the Corporation, is comprised of the same elements as the compensation of other senior executives: base salary, annual performance incentive bonus and periodic stock option awards. The Committee reviews Mr. Lacy's total compensation annually, and evaluates adjustments based upon a variety of factors, including the comparative survey data.

       Mr. Lacy's salary range midpoint was set by the Committee in 1996 at the 50th percentile of salary levels reported for the highest paid officers in the comparative group of companies selected by the consultant. For 1997, the Committee increased the salary range midpoint for Mr. Lacy by 3.0%, the average salary range movement in the compensation consultant's report. Mr. Lacy's base salary, which was last adjusted in 1994 and was below the midpoint of his salary range, was increased to an annual rate effective in April, 1997, of $550,000, an amount slightly greater than midpoint.

       In determining the variable performance incentive bonus to be paid to Mr. Lacy, the Committee considers the Corporation's net income in relation to the net income target established by the Committee and the Committee's evaluation of Mr. Lacy's overall contributions to the Corporation, although no specific weight or ranking is assigned to these factors in the Committee's subjective determination of the bonus amount to be paid to Mr. Lacy. In January, 1997, the Committee assigned Mr. Lacy to the bonus tier with the highest bonus opportunity, 100% of base salary. The Committee's decision to assign Mr. Lacy to this category was based on the Committee's subjective evaluation of his ability to influence the Corporation's profitability.

       In January, 1998, the Committee determined that the bonus award to be paid to Mr. Lacy was $550,000, an amount equal to 100% of his base salary rate then in effect. That determination was based on the strong performance of the Corporation and the Committee's subjective assessment of Mr. Lacy's contributions to the Corporation's profitability.

       In January, 1997, the Committee granted stock options to Mr. Lacy, which, as adjusted for the two-for-one stock split, cover 240,000 shares. The number of stock options granted to Mr. Lacy was determined by the Committee based upon its subjective assessment of the comparative compensation data supplied by the consultant and consideration of the triennial nature of the stock option grants to senior executives.

     Tax Deductibility Limit

       Under Section 162(m) of the Internal Revenue Code, applicable to publicly-held corporations, the annual corporate federal income tax deduction for compensation paid to any of the five most highly compensated executive officers is limited to $1 million, unless certain requirements are met. During 1997, no senior executive of the Corporation was paid compensation for federal income tax purposes in excess of $1 million, other than as a result of exercise of stock options under the Corporation's stock incentive plan, compensation from which is not subject to the Section 162(m) limit. The Committee anticipates that there may be some compensation paid in 1998 which will not be deductible for federal income tax purposes. The Committee believes the effect of such compensation on income tax expense will not be material and that it is in the Corporation's interest to preserve flexibility to pay compensation that is based on the Committee's subjective evaluation of executive performance.


             Members of the Management Development Committee:

             Sheldon B. Lubar, Chairman (member throughout 1997)
             Daniel Gross (member since July, 1997)
             Leslie M. Muma (member since May, 1997)
             William A. McIntosh (member until May, 1997)


                                PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return on the Corporation's Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Financial (Diversified) Index. The graph assumes $100 was invested on December 31, 1991, in the Corporation's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Financial (Diversified) Index, and that all dividends were reinvested.


       MEASUREMENT
         PERIOD                               S&P 500
      (FISCAL YEAR     MGIC INVESTMENT       FINANCIAL
        COVERED)         CORPORATION       (DIVERSIFIED)        S&P 500

        12/31/92             $100               $100              $100
        12/31/93              115                119               110
        12/31/94              131                114               111
        12/31/95              216                185               153
        12/31/96              303                237               189
        12/31/97              532                373               251


                             EXECUTIVE COMPENSATION

        The following tables provide information concerning compensation, option grants and aggregated stock option exercises, as well as descriptions of the Corporation's Pension Plan ("Pension Plan") and Supplemental Executive Retirement Plan ("Supplemental Plan") as they relate to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation. All Common Stock and stock option references have been adjusted for the two-for-one stock dividend which was paid June 2, 1997.

     Summary Compensation Table

        The following table summarizes information concerning compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation or of Mortgage Guaranty Insurance Corporation ("MGIC") for fiscal year 1997 and for the previous two fiscal years.

                                                                                           Long-Term
                                                                Annual Compensation       Compensation
                                                                                Other
                                                                               Annual      Securities
                                                                               Compen-     Underlying
         Name and Principal                                                   sation($)      Stock            All Other
              Position                Year         Salary($)      Bonus($)       (1)       Options(#)     Compensation($)(2)

    William H. Lacy                   1997
     President and Chief              1996         500,000        400,000        1679           -0-            69,768
     Executive Officer of the         1995         486,542        400,000        1101           -0-            74,590
     Corporation and Chairman and
     Chief Executive Officer of
     MGIC

    Curt S. Culver                    1997
     Executive Vice President         1996         276,740        240,000        335            -0-            40,216
     of the Corporation and           1995         219,769        184,000        156            -0-            16,317
     President and Chief Operating
     Officer of MGIC

    J. Michael Lauer                  1997
     Executive Vice President         1996         227,308        184,000        737            -0-            28,390
     and Chief Financial Officer      1995         217,846        121,000        346            -0-            28,503
     of the Corporation and MGIC

    Lawrence J. Pierzchalski          1997
     Executive Vice President -       1996         203,366        172,000        198            -0-            21,511
     Risk Management of MGIC          1995         157,500        144,000         64            -0-            9,802

    Gordon H. Steinbach               1997
     Executive Vice President-        1996         195,000        126,750        272            -0-            39,571
     Credit Policy of MGIC            1995         195,000        107,250        206            -0-            39,598

   ____________

   (1)  The 1997 amounts shown in this column represent reimbursements during the fiscal year for the payment of taxes related to income imputed in connection with the Supplemental Plan. Other Annual Compensation for 1997 and for the years 1996 and
        1995 does not include perquisites and other personal benefits because the aggregate amount of such compensation for each of the named individuals in each year did not exceed the lesser of (a) $50,000 or (b) 10% of the combined salary and bonus for the named individual in each year.

   (2)  The 1997 amounts included in "All Other Compensation" consist of:

                                    1997                       Value of Split    Supplemental
                               Profit Sharing      Matching        Dollar         Long Term
                                Contributions       401(k)     Life Insurance     Disability      Total Other
               Name             Paid in 1998    Contributions    Premiums(a)      Insurance      Compensation

    William H. Lacy                $8,000          $1,600         $52,801          $5,683          $68,084
    Curt S. Culver                  8,000           1,600          24,253            -0-            33,853
    J. Michael Lauer                8,000           1,600          19,132            -0-            28,732
    Lawrence J. Pierzchalski        8,000           1,600          10,870            -0-            20,470
    Gordon H. Steinbach             8,000           1,600          30,442            -0-            40,042
   ____________

   (a) The amount shown represents the full dollar amount paid by or on behalf of MGIC for the whole life portion of the split-dollar life insurance. The premium attributed to the term portion of such insurance was paid by the named individuals. MGIC will be reimbursed for premiums paid upon the sooner of the retirement or termination of employment of each of the insureds.


     Option Grants During the Last Fiscal Year

        The following table summarizes information with respect to stock options awarded during 1997 to the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation or MGIC.

                       Individual Grants(1)                      Grant Date
                                                                    Value

                           % of Total
                             Options                             Grant Date
                           Granted to                              Present
                            Employees      Exercise    Expira-   Value($)(2)
                            in Fiscal       Price        tion     Exercise
            Name              Year       ($/Share)(1)    Date       Price

    William H. Lacy           15.1         36.4375     1/22/07    4,108,800
    Curt S. Culver            12.6         36.4375     1/22/07    3,424,000
    J. Michael Lauer           5.0         36.4375     1/22/07    1,369,600
    Lawrence J.
      Pierzchalski             5.0         36.4375     1/22/07    1,369,600
    Gordon H. Steinbach        3.8         36.4375     1/22/07    1,027,200

   (1) All options were granted on January 22, 1997, and have a term of ten years. Options vest on January 22 of each of the five years following January 22, 1997, in which the Corporation's earnings per share are at least 10% more than its earnings per share for the immediately preceding fiscal year. The rate at which the stock options vest is equal to the percent which the Corporation's earnings per share for that year was of $16.80, a five-year aggregate earnings target approved by the Management Development Committee in connection with the grant of the stock options. Any options which remain unvested on January 22, 2002, will become vested on January 22, 2006. The options are exercisable at $36.4375 per share, which was the closing price of the Common Stock on the New York Stock Exchange on the date of grant. The options become immediately vested and exercisable upon a change in control of the Corporation, or as and to the extent determined by the Management Development Committee upon the occurrence of certain specified transactions affecting the Corporation.

   (2) Grant date present values were determined under the Black-Scholes option pricing model using the following assumptions: expected stock price volatility of 0.2418; all options are exercised at the end of the ninth year of the option term; a divided yield of 0.50%; and a risk-free rate of return of 6.60%, which was the yield on a U.S. Government Zero Coupon Bond with a maturity equal to the term of the grant. No adjustments are made for risk of forfeiture or non-transferability. Determining the grant date present value by use of this model is permitted by rules of the Securities and Exchange Commission; however, use of this model does not constitute an endorsement or an acknowledgement that such model can accurately determine the value of options. The actual value realized from an option will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

     Aggregated Stock Option Exercises in the Last Fiscal Year and Option Values at December 31, 1997

   The following table summarizes information with respect to stock options held at December 31, 1997, and stock options exercised during 1997 by the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation or MGIC.

                                                        Number of Securities
                                                       Underlying Unexercised      Value of Unexercised
                                                             Options at           In-the-Money Options at
                                                          December 31, 1997          December 31, 1997

                             Shares
                            Acquired
                           on Exercise      Value        Exer-        Unexer-       Exer-         Unexer-
                             During        Realized     cisable       cisable      cisable        cisable
            Name             1997(#)        ($)(1)        (#)         (#)(2)        ($)(2)      ($)(2)(3)

    William H. Lacy             201,480     5,993,113     201,480     329,040      11,784,660   11,744,910
    Curt S. Culver               50,000     1,762,002      80,320     229,680       4,451,605    7,522,470
    J. Michael Lauer                -0-           -0-     240,520     109,680      14,552,615    3,914,970
    Lawrence J.
      Pierzchalski               20,000       793,120     111,650      98,550       6,134,562    3,348,731
    Gordon H.
      Steinbach                  40,000     1,410,852     170,320      89,680      10,126,330    3,313,720
   ____________

   (1) Value realized is the difference between the exercise price and the market value at the close of business on the date immediately preceding the date of exercise.

   (2) The Corporation's stock option agreements for all options granted under the Corporation's 1989 Stock Option Plan and 1991 Stock
        Incentive Plan provide that the options shall become immediately exercisable upon a change in control of the Corporation or, as and to the extent determined by the Management Development Committee, upon the occurrence of certain specified corporate transactions affecting the Corporation.

   (3)  Value is based on the closing price of $66.50 for the Corporation's
        Common Stock on the New York Stock Exchange on December 31, 1997, less the exercise price.



     Pension Plan

        The Corporation maintains a Pension Plan for the benefit of substantially all employees of the Corporation, including executive officers. The Pension Plan is a noncontributory defined benefit pension plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each eligible employee, including the executive officers named in the above tables, earns an annual pension credit for each year of service equal to 2% of such employee's total cash compensation for that year, except that, in accordance with applicable requirements of the Code, compensation in excess of $_____________ is disregarded. At retirement, the employee's annual pension credits are added together to determine the employee's accrued pension benefit. Eligible employees with credited service for employment prior to October 31, 1985 also receive a "past service benefit," which is generally equal to the difference between the amount of pension the employee would have been entitled to receive with respect to service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated.

        Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable upon retirement at or after age 65 (age 62 if the employee has completed at least seven years of service), and reduced benefits are payable beginning at age 55. The Code places a maximum limitation on the amount of annual benefits that may be paid under the Pension Plan, which was $____________ for 1997 for persons born between 1938 and 1954 and retiring at or after age 65, indexed for cost-of-living increases. The estimated annual benefits payable upon normal retirement to Messrs. Lacy, Culver, Lauer, Pierzchalski and Steinbach as of December 31, 1997 were $________, $________, $________, $________ and $________ respectively, after giving effect to the limitation imposed by the Code.

     Supplemental Executive Retirement Plan

        The Corporation maintains an unfunded, nonqualified Supplemental Plan for designated employees (including executive officers), under which an eligible employee, whose benefits from the Pension Plan are affected by the Code's limitations on annual benefits and compensation that may be considered, is paid the difference between the amounts the employee would have received from the Pension Plan in the absence of such limitations and the amounts the employee is actually entitled to receive from the Pension Plan. Benefits under the Supplemental Plan are payable in the same manner, at the same time and in the same form as the benefits paid under the Pension Plan. At December 31, 1997, Messrs. Lacy, Culver, Lauer, Pierzchalski and Steinbach would have been entitled to receive supplementary annual benefits under the Supplemental Plan of $________, $________, $________, $________ and $________ respectively.

   OTHER INFORMATION

        The Corporation has an agreement with Northwestern Mutual Investment Services, Inc., a subsidiary of NML (the "NML subsidiary"), pursuant to which the NML subsidiary was retained (i) to manage specified accounts under the Corporation's long-term investment portfolio, and (ii) to provide investment, accounting and reporting services to the Corporation. The agreement is cancelable by the Corporation upon 90 days prior written notice and by the NML subsidiary upon 180 days prior written notice. The Corporation paid the NML subsidiary $________ in fees during 1997 under the agreement. The Corporation believes the terms of the agreement are no less favorable to the Corporation than could have been obtained from an unaffiliated third party. It is expected that the Corporation will continue to use the services of the NML subsidiary during 1998.

        During 1997, the Corporation's principal subsidiary, MGIC, purchased long-term disability coverage for its employees from NML, and MGIC paid NML an aggregate of $________ in premiums for such coverage. The premiums paid were based on NML's published rates and the Corporation believes that the terms of this insurance are no less favorable to MGIC than could have been obtained from an unaffiliated third party. At the inception of the coverage in July, 1988, the terms thereof were at least as favorable as the coverage provided by the predecessor policy which had been issued by an insurer unaffiliated with the Corporation. The Corporation has not made subsequent inquiries or contacts with unaffiliated third party insurers regarding the terms.

        During 1997, MGIC paid an aggregate of $________ to NML in split-dollar life insurance premiums for the whole life portion of the life insurance coverage issued by NML on Messrs. Lacy, Culver, Lauer, Pierzchalski and Steinbach pursuant to a split-dollar collateral assignment program. The premiums paid were determined by NML's published rates and will be repaid to MGIC upon the sooner of the retirement or termination of employment of each of the insureds. Although neither the Corporation nor MGIC contacted unaffiliated third party life insurers regarding the availability of terms, the Corporation believes that the terms of this insurance are no less favorable to MGIC than could have been obtained from an unaffiliated third party.

        The Corporation filed consolidated federal income tax returns with NML and its subsidiaries from 1986 through August 13, 1991 pursuant to a tax sharing agreement. While the Corporation is no longer a member of NML's consolidated tax group, it has a continuing obligation to reimburse NML for the tax effect of any changes in the taxable income of the Corporation relating to periods during which the Corporation and its subsidiaries were included as part of that consolidated group. During 1997, the Corporation did not make any reimbursements to NML under the tax sharing agreement.

        During 1997, MGIC paid NML $________ in rent and expenses pursuant to a lease agreement for office space in a Bellevue, Washington commercial office building owned by NML. The Corporation believes the terms of the lease agreement are no less favorable to MGIC than could have been obtained from an unaffiliated third party.

        Pursuant to a Common Stock Purchase Agreement entered into in 1984 between the Corporation and NML, NML has the right under certain conditions to require the Corporation to file a registration statement under the Securities Act of 1933 for the sale of its shares of the Corporation's Common Stock, or to participate in a registration of Common Stock otherwise initiated by the Corporation. The Corporation is generally required to pay all costs associated with any such registration (other than applicable underwriting commissions and discounts) and to indemnify NML against certain liabilities under the Securities Act of 1933.

        During 1997, the Corporation and Credit-Based Asset Servicing and Securitization LLC ("C-BASS"), a company in which the Corporation owns an equity interest of approximately 48% (Enhance Financial Services Group Inc., of which Mr. Gross is the Chief Executive Officer, owns an equal equity interest) made separate purchases of home price index data and other analytical services from Case Shiller Weiss, Inc. aggregating $_____. The Corporation expects that it and C-BASS will continue to make purchases of CSW products in 1998. Dr. Case owns more than 10% of the stock of CSW. The foregoing disclosure is made for informational purposes only as the Corporation does not consider C-BASS a subsidiary of the Corporation for purposes of the regulations of the Securities and Exchange Commission requiring that certain transactions with subsidiaries of the Corporation be disclosed.

        Mr. Wallison is a partner in the law firm of Gibson, Dunn & Crutcher, which, from time to time, performs legal services for the Corporation.

        During 1997, MGIC sold mortgage insurance and paid mortgage insurance claims to unaffiliated companies of which certain of the Corporation's non-employee directors were executive officers or directors. Such transactions were made in the ordinary course of MGIC's business at its established premium rates and in accordance with its standard policy terms and are not considered material.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors, and persons who beneficially own more than ten percent of the Corporation's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

        To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation or written representations from the Corporation's executive officers, directors and greater than ten percent beneficial owners, such persons complied with all
   Section 16(a) filing requirements in 1997.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK
                                    (Item 2)

        The Board of Directors is recommending that shareholders approve an amendment to Article 4 of the Articles of Incorporation to increase to 300,000,000 from 150,000,000 the number of shares of Common Stock which the Corporation is authorized to issue. As of January 31, 1998, 113,867,817 shares of Common Stock were outstanding and 3,646,150 shares were reserved under the Corporation's stock incentive programs, leaving 32,486,033 shares unreserved and available for issuance. In connection with the Corporation's June 1997 two-for-one stock split in the form of a 100% stock dividend, an aggregate of approximately 62,000,000 shares of Common Stock were distributed and added to shares reserved for issuance. Approval of this amendment would restore the ratio outstanding plus reserved shares of Common Stock, to authorized shares of Common Stock, to approximately what it was before the two-for-one stock split.

        The Board of Directors believes the Corporation should have the flexibility to issue additional shares of Common Stock in the sound discretion of the Board, without the delay or expense of a special shareholders' meeting. The additional shares of Common Stock will be available for general corporate purposes, including stock dividends, financings, mergers and acquisitions and stock options and other employee benefit programs. At the date of mailing of this Proxy Statement, the Corporation did not have any plans to issue any additional shares of Common Stock, other than the possible issuance of reserved shares under stock incentive programs referred to above.

        Shareholders do not have any preemptive rights to subscribe to any shares of Common Stock, including those authorized by the amendment. Any of the authorized shares of Common Stock may be issued by action of the Board of Directors without further action by shareholders, other than as may be required by the rules of the New York Stock Exchange ("NYSE") or the Wisconsin Business Corporation Law (the "WBCL"). (In general, the rules of the NYSE would require approval only for shares issued in certain compensation programs and in certain business combinations and the WBCL would require approval only for shares issued in certain business combinations.) The issuance of Common Stock otherwise than on a pro rata basis to all current shareholders may have the effect of diluting the ownership interest and voting power of present shareholders. Similarly, the shares authorized by the amendment could be used to discourage or make more difficult a non-negotiated attempt to obtain control of the Corporation; this effect could occur through issuance of additional shares of Common Stock that would dilute the interest in the equity and the voting power of a party seeking to gain control. The Corporation is not aware of any effort to obtain control.

        Shareholder Vote Required

        The affirmative vote of a majority of the votes cast on the amendment is required for approval of the amendment. Abstentions and "broker non-votes" will not be counted as "votes cast."

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THE AMENDMENT.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                          TO AUTHORIZE PREFERRED STOCK
                                    (Item 3)

        The Board of Directors is recommending that shareholders approve an amendment to the Articles of Incorporation to create a class of Preferred Stock issuable in one or more series (the "Preferred Stock amendment"). The Articles of Incorporation currently authorize the issuance of only one class of stock, the Common Stock, in an amount up to 150,000,000 shares, which will increase to 300,000,000 shares if the amendment to Article 4 described in Item 2 above is approved. If the Preferred Stock amendment is approved, Article 4 of the Articles of Incorporation will also be amended to authorize the issuance of up to 3,000,000 shares of Preferred Stock $1.00 par value. The resolutions to be voted upon to effect the Preferred Stock amendment are set forth in Exhibit A to this Proxy Statement and the description below of the provisions of the Preferred Stock amendment is qualified in all respects by reference to Exhibit A. Approval of the Preferred Stock amendment will not affect the number of shares of Common Stock which may be issued by the Corporation.

        The Board of Directors believes it is desirable to have both Common Stock and Preferred Stock available for issuance to provide the Corporation with additional flexibility in its capital structure. The Preferred Stock amendment would authorize a class of Preferred Stock that may be issued by the Board of Directors in one or more series, with the Board having authority to determine the terms of each series, including voting rights (which may include the right to vote with the Common Stock and as a separate series); provisions for redemption, exchange or conversion (including into Common Stock); rights to dividends and distributions that are cumulative, partially cumulative or noncumulative; and preference over any other class (including the Common Stock) or series with respect to dividends and distributions. If the Preferred Stock amendment is approved, no further action by the Common Stock would be required prior to issuing any shares of Preferred Stock, other than as may be required by the rules of the NYSE or the WBCL. (In general, the rules of the NYSE would require approval only for shares issued in certain compensation programs and in certain business combinations and the WBCL would require approval only for shares issued in certain business combinations.)

        At the date of mailing of this Proxy Statement, the Corporation did not have any plans to issue shares of Preferred Stock. Shares of Preferred Stock would be available for general corporate purposes, including financings, mergers and acquisitions, and other transactions. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to Common Stock and adversely affect the rights and powers, including voting rights, of the Common Stock. Shares of Preferred Stock could also be used to discourage or make more difficult a non-negotiated attempt to obtain control of the Corporation; this effect could occur through issuance of shares that would dilute the interest in the equity and voting power of a party seeking to gain control. The Corporation is not aware of any effort to obtain control.

        The Preferred Stock amendment would also amend Article 5 of the Articles of Incorporation to make the elimination of preemptive rights applicable to all holders of shares of capital stock of the Corporation, including Preferred Stock, rather than just the holders of shares of Common Stock. The current provision of the Articles of Incorporation providing preemptive rights under contracts approved by the Board of Directors would not be changed by the Preferred Stock amendment.

        In addition, the Preferred Stock amendment would amend Article 6 of the Articles of Incorporation to provide that whenever any series of Preferred Stock includes voting rights for the election of directors, the number, election, term of office, filling of vacancies and other features of such directorships will be governed by the terms established by the Board of Directors for such series of Preferred Stock. Any directors elected by the Preferred Stock would not be divided into classes, unless so provided by the terms of the series of Preferred Stock, and would serve on the Board of Directors in addition to the number of directors elected by the Common Stock.

   Shareholder Vote Required

        The affirmative vote of a majority of the votes cast on the Preferred Stock amendment is required for approval of the amendment. Abstentions and "broker non-votes" will not be counted as "votes cast."

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PREFERRED STOCK AMENDMENT. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THE PREFERRED STOCK AMENDMENT.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 4)

        The Board of Directors, upon recommendation of its Audit Committee, has reappointed the accounting firm of Price Waterhouse LLP as independent accountants of the Corporation for the fiscal year ending December 31, 1998. The shareholders are being asked to ratify such appointment at the Annual Meeting. A representative of Price Waterhouse LLP is expected to attend the meeting, will be afforded an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions by shareholders.

   Shareholder Vote Required

        The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of Price Waterhouse LLP as independent accountants. Abstentions and "broker non-votes" will not be counted as "votes cast."

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR RATIFICATION.


                            PROPOSALS OF SHAREHOLDERS

        Proposals intended for presentation by shareholders at the 1999 Annual Meeting, in addition to meeting the shareholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, must be received by the Corporation on or before November __, 1998, to be included in the 1999 Proxy Statement and proxy relating to the 1999 Annual Meeting.

                      MANNER AND COST OF PROXY SOLICITATION

        The cost of solicitation of proxies will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Corporation, acting on its behalf, may solicit proxies by telephone, telegraph or personal interview. Also, the Corporation has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for which the Corporation will pay a fee estimated to be $5,500, plus expenses. The Corporation will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

                                 OTHER BUSINESS

        At the date of mailing of this Proxy Statement, the Board of Directors knew of no other business to be presented at the Annual Meeting not set forth herein, but if other matters do properly come before the Annual Meeting,it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                    EXHIBIT A

                TEXT OF PROPOSED SHAREHOLDER RESOLUTIONS TO AMEND
                          THE ARTICLES OF INCORPORATION

   RESOLVED, that Article 4 of the Articles of Incorporation of the Corporation, as previously amended, be amended to read in its entirety as follows:

        The aggregate number of shares of capital stock which the Corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class and the par value thereof per share shall be as follows:

        Designation        Par Value      Authorized
        of Class           Per Share      Number of Shares

        Common Stock          $1.00        300,000,000 1
        Preferred Stock       $1.00          3,000,000


   1 The designation of 300,000,000 authorized shares of Common Stock under Article 4 as shown in this Exhibit A is subject to the approval by shareholders at the Annual Meeting of the proposed amendment to
        Article 4 to increase the authorized Common Stock. If such amendment is not approved, the number of shares of authorized Common Stock will be 150,000,000.


        The preferences, limitations and relative rights of shares of each class of capital stock shall be as follows:

             A.   COMMON STOCK.

             (1) Voting. Except as otherwise provided by law and subject to any voting rights of any series of Preferred Stock, only the Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Except as otherwise provided by law, upon any such vote, each share of Common Stock shall have one vote.

             (2) Dividends. Subject to any rights of any series of Preferred Stock, the Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion.

             (3) Liquidation. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after there have been paid to or set aside for each series of Preferred Stock the full preferential amounts, if any, to which they are entitled, the Common Stock shall be entitled to share ratably, according to the number of shares, in the remaining assets of the Corporation, subject to any rights of any series of Preferred Stock to participate therein.

             B.   PREFERRED STOCK.

             The Board of Directors is expressly authorized, to the fullest extent provided by the Wisconsin Business Corporation Law, at any time, and from time to time, to provide for the issuance of Preferred Stock in one or more series, with such designations, preferences, limitations and relative rights as shall be stated in the resolution or resolutions of the Board of Directors providing for the issue thereof, including, without limitation, the number of shares constituting such series; voting rights, if any, of the shares of such series; rights relating to redemption, exchange or conversion: (i) at the option of the Corporation, a holder of shares, another person, or upon the occurrence of a designated event or otherwise, (ii) for cash, indebtedness, securities or other property, or (iii) in a designated amount or in an amount determined under a formula, by reference to extrinsic data or events or otherwise; rights to distributions that may be cumulative, partially cumulative or noncumulative; and preference over any other class or series with respect to distributions.

   FURTHER RESOLVED, that Article 5 of the Articles of Incorporation of the Corporation be amended to read in its entirety as follows:

             Holders of shares of capital stock shall not be entitled to any preemptive right to acquire unissued shares of capital stock or securities convertible into such shares or carrying a right to subscribe to or acquire shares, except as may be provided by contracts entered into by the Corporation with the approval of its Board of Directors.

   FURTHER RESOLVED, that Article 6 of the Articles of Incorporation of the Corporation be amended by adding the following as paragraph C:

        C.   DIRECTORS ELECTED BY PREFERRED STOCK.

        Notwithstanding the foregoing, whenever any one or more series of Preferred Stock shall have the right, voting pursuant to the term of such series, to elect directors at any annual or special meeting of shareholders, the number, election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of such series of Preferred Stock. Unless expressly provided by such terms, directors so elected shall not be divided into classes and, during the prescribed terms of office of such directors, the Board of Directors shall consist of such number of directors determined as provided in Section A of this Article 6 plus the number of directors determined as provided by the terms of the Preferred Stock entitled to elect such directors.

                           MGIC INVESTMENT CORPORATION
              ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 1998
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MGIC
                             INVESTMENT CORPORATION


        The undersigned hereby appoints WILLIAM H. LACY and SHELDON B. LUBAR, and either one of them, as proxy and attorney-in-fact of the undersigned, with full power of substitution, to represent and vote, as designated below, all shares of Common Stock of MGIC Investment Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held in Vogel Hall, Marcus Center for the Performing Arts, 123 East State Street, Milwaukee, Wisconsin, on Thursday, May 7, 1998, 9:00 a.m. Central Time, and at any adjournment thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2, 3 AND 4.

   The undersigned acknowledges receipt of the Annual Report of the Corporation and the Notice of the Annual Meeting and accompanying Proxy Statement of the Corporation.







              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED.


                 MGIC INVESTMENT CORPORATION 1998 ANNUAL MEETING

   The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Items 2, 3 and 4.

   1. ELECTION OF DIRECTORS   1 - James A. Abbott  2 - James D. Ericson
                              3 - Daniel Gross     4 - Sheldon B. Lubar
                              5 - Edward J. Zore

   /__/  FOR all listed nominees     /__/  WITHHOLD AUTHORITY to vote
                                           for all listed nominees

   (Instructions: To withhold authority to vote for any indicated nominee, write the numbers of the nominee(s) in the box provided to the right.)

                                           /________________________________/

   2. Approve the amendment to the Articles of Incorporation to increase the authorized Common Stock.

         /__/  FOR         /__/  Against          /__/  Abstain

   3. Approve the amendment to the Articles of Incorporation to create a class of Preferred Stock.

         /__/  FOR         /__/  Against          /__/  Abstain

   4. Ratify the appointment of Price Waterhouse LLP as the independent accountants of the Corporation.

         /__/  FOR         /__/  Against          /__/  Abstain

   5. In his discretion, each Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


   Address Change?         Date _______________   NO. OF SHARES
   Mark Box  /__/
   Indicate changes below:                        _______________________
                                                  /                      /
                                                  /_____________________/

                                                  Signature(s) in Box
                                                  Note:  Please sign exactly
                                                  as your name appears
                                                  hereon.  Joint owners
                                                  should each sign
                                                  personally.  A corporation
                                                  should sign full corporate
                                                  name by duly authorized
                                                  officers and affix
                                                  corporate seal.  When
                                                  signing as attorney,
                                                  executor, administrator,
                                                  trustee or guardian, give
                                                  full title as such.